Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 25, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in W.P. Carey & Co. LLC's Annual Report on Form 1O-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated February 25, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 1O-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
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New York, New York
April 19, 2002